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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                                    GTX, INC.

      The undersigned natural person, acting as an incorporator of a corporation under the Delaware General Corporation Law, hereby adopts the following Certificate of Incorporation for such corporation:

      FIRST: The name of the corporation is GTx, Inc.

      SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the city of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

      FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) shares of Common Stock, par value $0.001 per share.

      FIFTH: The name and mailing address of the sole incorporator are as follows:

                        Robert J. DelPriore
                        Bass, Berry & Sims PLC
                        100 Peabody Place, Suite 900
                        Memphis, Tennessee 38103

      SIXTH: The corporation is to have perpetual existence.

      SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

      EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

      NINTH: The corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

      TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.


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      I, Robert J. DelPriore, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 4th day of September, 2003.

                                        /s/ Robert J. DelPriore
                                        Robert J. DelPriore, Sole Incorporator


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